Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES THIRD QUARTER 2016 RESULTS

MOORESTOWN, NJ – November 9, 2016 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the third quarter of 2016.

Third Quarter 2016 Highlights

•	GAAP net income applicable to common stockholders was $5.4 million, or $0.72 per diluted share, for the third quarter 2016
•	Core earnings were $0.54 per share, or $4.1 million, for the third quarter 2016
•	Book value per share grew 1.5% from June 30, 2016 to $20.09 at September 30, 2016
•	Declared dividend of $0.49 per share; annualized dividend yield at market close was 12.0% at November 8, 2016
•	Aggregate portfolio leverage stood at 3.20x at September 30, 2016
•	Entered into new $25 million MSR financing agreement

“Our third quarter saw a continuation of our recent quarterly performances – strong core earnings and a stable book value led by a balanced investment portfolio and a focused investment approach,” stated Jay Lown, Cherry Hill Mortgage Investment Corporation’s President.  “In addition, during the quarter, we entered into a new $25 million financing arrangement for Fannie Mae MSRs, providing us with additional liquidity as we continue to pursue our MSR strategy.  We will continue to maintain a flexible portfolio going forward with the aim of driving additional long-term value for our shareholders.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the third quarter of 2016 of $5.4 million, or $0.72 per basic and diluted weighted average common share outstanding. The reported GAAP net income was determined based primarily on the following: $5.3 million of net interest income, $1.7 million of net servicing income, a net realized gain of $0.8 million on the RMBS portfolio, a net realized loss of $2.1 million on derivatives, a net unrealized gain of $3.2 million on derivatives, a net unrealized gain of $0.1 million on the Excess MSR portfolio, a net unrealized loss of $1.8 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $1.7 million.

Core earnings for the third quarter of 2016 were $4.1 million, or $0.54 per basic and diluted weighted average common share outstanding.  For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended September 30,
	2016	2015
Income
Interest income	$7,157	$5,813
Interest expense	1,877	1,643
Net interest income	5,280	4,170
Servicing fee income	2,365	463
Servicing costs	641	366
Net servicing income (loss)	1,724	97
Other income (loss)
Realized gain (loss) on RMBS, net	770	269
Realized gain (loss) on derivatives, net	(2,147)	(947)
Realized gain (loss) on acquired assets, net	-	-
Unrealized gain (loss) on derivatives, net	3,199	(4,986)
Unrealized gain (loss) on investments in Excess MSRs	117	(2,059)
Unrealized gain (loss) on investments in MSRs	(1,847)	(541)
Total Income	7,096	(3,997)
Expenses
General and administrative expense	864	622
Management fee to affiliate	802	690
Total Expenses	1,666	1,312
Income (Loss) Before Income Taxes	5,430	(5,309)
Provision for corporate business taxes	(89)	(139)
Net Income (Loss)	5,519	(5,170)
Net (income) loss allocated to noncontrolling interests	(76)	46
Net Income (Loss) Applicable to Common Stockholders	$5,443	$(5,124)
Net income (Loss) Per Share of Common Stock
Basic	$0.72	$(0.68)
Diluted	$0.72	$(0.68)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	7,511,653	7,509,543
Diluted	7,528,188	7,511,653

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized gain on the Company’s RMBS portfolio for the third quarter 2016 was approximately $1.1 million.

	Three Months Ended September 30,
	2016	2015
Net income (loss)	$5,519	$(5,170)
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	1,110	3,363
Reclassification of net realized (gain) loss on RMBS in earnings	(770)	(269)
Other comprehensive income (loss)	340	3,094
Comprehensive income (loss)	$5,859	$(2,076)
Comprehensive income (loss) attributable to noncontrolling interests	98	(18)
Comprehensive income (loss) attributable to common stockholders	$5,761	$(2,058)

Unaudited.  Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended September 30, 2016

The Company realized interest income of $3.2 million from its Excess MSR portfolio, servicing fee income of $2.4 million from its MSR portfolio and realized interest income of $4.0 million from its RMBS portfolio. Carrying value of the Servicing Related Assets portfolio ended the quarter at $92.9 million.  Net interest spread for the RMBS portfolio stood at 1.63% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.20x.

The RMBS portfolio had a book value of approximately $521.1 million and a carrying value of approximately $533.1 million at quarter end September 30, 2016.  The portfolio had a weighted average coupon of 3.7% and weighted average maturity of 24 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures.  At September 30, 2016, the Company held interest rate swaps with a notional amount of $335.8 million, swaptions with a notional amount of $75.0 million and Treasury futures with a notional amount of $35.6 million.

As of September 30, 2016, Cherry Hill’s GAAP book value was $20.09 per diluted share, a 1.5% increase from book value per share of $19.80 as of June 30, 2016.

Dividend

On September 8, 2016, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the third quarter of 2016.  The dividend was paid in cash on October 25, 2016 to stockholders of record as of the close of business on September 30, 2016.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized gain (loss) on derivatives, realized gain (loss) on acquired assets, unrealized gain (loss) on derivatives, unrealized gain (loss) on investments in Excess MSRs and unrealized gain (loss) on investments in MSRs and adjusted to exclude outstanding LTIP units in the Company’s operating partnership.  Additionally, core earnings excludes (1) any tax (benefit) expense on unrealized (gain) loss on MSRs, (2) any estimated ‘‘catch up’’ premium amortization (benefit) cost due to the use of current rather than historical estimates of CPR for amortization of Excess MSRs and (3) the amortization of MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance.  The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations.  As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended September 30, 2016 and 2015:

	Three Months Ended September 30,
	2016	2015
Net income (loss)	$5,519	$(5,170)
Realized (gain) loss on RMBS, net	(770)	(269)
Realized (gain) loss on derivatives, net	2,147	947
Realized (gain) loss on acquired assets, net	-	-
Unrealized (gain) loss on derivatives, net	(3,199)	4,986
Unrealized (gain) loss on investments in Excess MSRs	(117)	2,059
Unrealized (gain) loss on investments in MSRs	1,847	541
Tax (benefit) expense on unrealized (gain) loss on MSRs	(91)	(216)
Estimated “catch up” premium amortization (benefit) cost	21	695
Amortization of MSRs	(1,228)	-
Total core earnings:	$4,129	$3,573
Core earnings attributable to noncontrolling interests	(76)	(37)
Core Earnings Attributable to Common Stockholders	$4,053	$3,536
Core Earnings Attributable to Common Stockholders, per Share	$0.54	$0.47
GAAP Net income (Loss) Per Share of Common Stock	$0.72	$(0.68)

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission on November 9, 2016.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of September 30, 2016 and its results of operations for the third quarter of 2016 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9039 (from within the U.S.) or 1-201-689-8470 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Third Quarter 2016 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on December 9, 2016 by dialing 1-877-870-5176 (from within the U.S.) or 1-858-384-5517 (from outside of the U.S.); please reference access code “13648809.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, its ability to complete the pending Aurora transaction, its ability to execute on the anticipated strategy of purchasing full MSRs, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com